Exhibit 10.33

IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Working Capital Loan Contract No.: 23150850101

Borrower: Beijing Haoxi Digital Technology Co., LTD.

Unified social credit code: [*]

Legal representative / responsible person: Xu Lei

Zip code: 100101

Address: 801, Block C, Floor 8, Floor 103, Huzhongli, Chaoyang District, Beijing

Account Number and Bank: [*]

Tel: [*]

Lender: Bank of China, Beijing Business District Sub-branch

Legal representative / responsible person: Wang Zheng Zip code: 100020

Address: Block C, Zhongqing Building, No.19, North East Third Ring Road, Chaoyang District, Beijing

Tel: [*]

Fax: [*]

The Borrower and the Lender, in accordance with the existing laws and the regulations, rules and supervision of the Ministry of Finance, the Ministry of Human Resources and Social Security, the People’s Bank of China and the People’s Government of Beijing Municipality and its relevant competent authorities in respect of the Guaranteed Loan for Entrepreneurship, and after consultation on an equal footing, have reached an agreement in respect of the issuance, use and return of the working capital loan between the Lender and the Borrower as follows, and have entered into the present Contract.

1.	Amount of the loan

Currency: RMB.

Loan amount: RMB 2,000,000.00, Two million yuan only;

2.	Term of the loan

Loan term: 24 months from the actual withdrawal date; if installment withdrawal, from the first actual withdrawal date. The borrower shall withdraw the payment in strict accordance with the agreed withdrawal time. If the actual withdrawal date is later than the agreed withdrawal time, the borrower shall still repay the payment in accordance with the repayment time agreed herein.

3.	Purpose of the loan

Loan purpose: used for purchase payment, service fee and employee salary. Without the written consent of the lender, the borrower shall not change the borrowing purpose, including but not limited to: the proceeds shall not be used for fixed assets, equity investment, shall not be used in any activities that applicable laws and regulations prohibit, or that in prohibited business areas and purposes, shall not be used for lending or buy other financial products, arbitrage, shall not be used for illegal debt, and other purposes prohibited by bank loans.

4.	Loan interest rate and the settlement rate

The Lender shall express to the borrower the annual interest rate of loan under the Contract through the appendix of the Notice of Annual Interest Rate of Loan. If the annual interest rate of loan under the Contract is only calculated according to the interest rate stated in Paragraph 1 of this Article, the foregoing Notice of Annual Interest Rate of Loan shall not apply.

4.1	Interest rate on borrowings: the loan interest agreed herein shall consist of interest and financial discount interest rate under the relevant policies of the start-up guarantee loan, and the loan interest rate agreed herein shall consist of the interest rate and the financial discount interest rate under the relevant policies of the start-up guarantee loan.

4.1.1	Fixed interest rate: the borrowing interest rate is composed of 2.15% for the borrower and 2% under the relevant policies of start-up guarantee loan. The total interest rate of the business (annualized interest rate, simple interest rate) is a fixed interest rate, with an annual interest rate of 4.15%. The total interest rate of the business remains unchanged during the loan term. The source of the fixed interest rate of RMB loan is: the latest quoted interest rate of the one-year loan market announced by the National Interbank Lending Center plus 50 basis points;

4.1.2	The floating interest rate uses the actual withdrawal day (if the withdrawal is made separately, it is the first actual withdrawal date) as the starting date, and each month is a floating cycle. The repricing date is the first day of the next floating cycle, namely the starting date is the corresponding date of the month; the corresponding date of the month is the last day of the month; if the floating cycle is daily, the repricing date is the date of the next floating cycle.

4.2	interest calculation

4.2.1	Fixed interest rate for paragraph 1 (1) of this article: The interest shall be calculated from the actual date of the borrow and the actual amount and the days used. Interest calculation formula: interest = principal * actual days * day interest rate. The calculation base of daily interest rate is 360 days a year, and the conversion formula is: daily interest rate = annual interest rate / 360.

4.3	Interest settlement

The borrower shall settle the interest in the following way (1):

(1) The quarterly settlement: the 20th of the end of each quarter as the settlement date, and the 21st is the payment date.

(2) The monthly settlement: the 20th day of each month is the settlement date, and 21th is the payment date.

If the last payment date of the loan principal is not on the payment date, the last payment date of the loan principal shall be the payment date, and the borrower shall pay all the interest payable.

If the financial subsidy department of the guaranteed loans for entrepreneurship refuses to accept the application for financial subsidy for guaranteed loans for entrepreneurship submitted by the Borrower or the Lender entrusted by the Borrower, or the financial subsidy department of the guaranteed loans for entrepreneurship refuses to subsidize the interest rate, or the financial subsidy department of the guaranteed loans for entrepreneurship withdraws or stops to carry out the policy of subsidizing the interest rate, or the laws, regulations and supervisory provisions of the State and/or Beijing Municipality related to the financial subsidy for guaranteed loans for entrepreneurship In the event that the Lender is unable to obtain the financial interest subsidy funds for guaranteed loans for entrepreneurship as a result of changes in the laws, regulations and supervision regulations, the Borrower shall bear the interest on the loan at the total interest rate of the Business and transfer the interest owed to the repayment account designated by the Lender before the next interest payment date.

4.4	Penalty interest

4.4.1	If the loan is overdue or the proceed is not used as stipulated in this Contract, the penalty interest shall be calculated at the penalty interest rate agreed in this paragraph until the principal and interest are paid off. For both overdue and misuse of loans, the penalty interest shall be calculated according to the higher penalty interest rate.

4.4.2	For the interest and penalty interest paid by the borrower on time, the compound interest shall be calculated according to the penalty rate agreed in this paragraph by the interest settlement method agreed in paragraph 3 of this Article.

4.4.3	Penalty interest rate (note: according to the currency and the interest rate)

The penalty interest rate of RMB borrowing, the penalty interest rate of fixed interest rate borrowing:

A. Floating rate, with a floating period of 12 months. Repricing once for each floating cycle from the date of overdue or misuse. The repricing date is the date overdue or misuse on the corresponding date of the month of repricing. If there is no corresponding date of the month, the last day of the month shall be the date of repricing date.

B. The penalty interest rate for overdue borrowing shall be 50% above the penalty interest rate determined in item C of this paragraph, and the penalty interest rate for misuse borrowing shall be 100% above the base interest rate of the penalty rate.

C. During the first floating period, the base interest rate of penalty interest shall be the loan interest rate agreed upon in paragraph 1 of this Article. After each floating cycle, the base interest rate of the next-floating cycle will be determined by the one-year loan market quoted rate recently announced by the National Interbank Lending Center for one working day before the repricing.

4.5	Others

4.5.1	The “loan interest rate” and “penalty interest rate” under this contract are the interest rate including tax, that is, the interest charged by the lender to the borrower has included the VAT to be paid in accordance with national laws and regulations.

4.5.2	In case of a significant change in the floating rate pricing benchmark under this Contract, the market rules in effect shall be followed. If the lender then requires the Borrower to sign a supplementary contract on the relevant matters, the Borrower shall cooperate.

4.5.3	The said “pricing benchmark” mentioned in this article has the same meaning as the said “benchmark interest rate”.

5.	Conditions for withdrawal

The borrower’s withdrawal shall meet the following conditions:

5.1	This Contract and its annexes have come into force;

5.2	The borrower has provided the guarantee as required by the lender, and the guarantee contract has come into effect and completed the statutory procedures of examination and approval, registration or filing;

5.3	The Borrower has provided to the Lender the documents, documents, seals, list of personnel and signature samples related to the conclusion and performance of this Contract, and filled in the relevant vouchers;

5.4	The borrower has opened an account necessary for the performance of this Contract as required by the lender;

5.5	On a working day before the withdrawal of the bank, submit to the lender the written withdrawal application and the relevant purpose of the loan certification documents, and handle the relevant withdrawal procedures;

5.6	The lender has obtained the Power of Attorney for Financial Discount Interest for Small and Micro Enterprises Borrowers of Beijing Entrepreneurship Guarantee Loan signed by the borrower in the appendix% of this contract;

5.7	The borrower has not yet defaulted under this Contract;

5.8	Other conditions of withdrawal as stipulated by law and agreed upon by both parties.

If the above withdrawal conditions are not met, the lender has the right to refuse the borrower’s withdrawal application, except where the lender agrees to make the loan.

6.	Time and method of withdrawal

6.1	The Borrower shall withdraw the money in the following (first) ways:

(1) a one-time withdrawal on June 28, 2023.

(2) withdraw the loan within ______ from __ / __ / _ ___.

(3) The installment withdrawal at the following time:

Withdrawal Date	Amount
/	/
/	/
/	/

6.2	The lender shall have the right to refuse the borrower’s withdrawal application for the part not used after the above time.

7.	Delivery of the loan proceeds

7.1	Loan delivery account

The borrower shall open the following account at the Lender as the loan issuance account, and the issuance and payment of the loan shall be handled through this account.

Account name: Beijing Haoxi Digital Technology Co., LTD

Account number: [*]

7.2	Payment method of proceeds

7.2.1	Loan funds payment shall be in accordance with the laws and regulations, regulations and the provisions of the contract, single withdrawal of loan funds payment should be confirmed in the withdrawal application, the lender think in the withdrawal application of loan funds payment does not conform to the requirements, shall have the right to change the payment method or stop the issuance of loan funds and payment.

7.2.2	The lender is entrusted to pay the loans, that is, the lender shall pay the borrowed funds to the counterparty of the borrower conforming to the agreed purpose according to the withdrawal application and payment entrustment of the borrower herein. According to the relevant regulations of the CBRC and the internal management regulations of the lender, the payment of the loan funds that meets one of the following conditions shall be made by the entrusted payment method of the lender:

(A)	The new credit business relationship between the lender and the borrower, and the credit rating of the borrower does not meet the internal requirements of the lender;

(B)	At the time of withdrawal application, the payment object is clear (with a clear account and account name) and the amount of a single transaction exceeds RMB 10 million yuan (Excluding, the foreign currency is paid according to the actual withdrawal date / Exchange rate conversion);

(C)	Other circumstances stipulated by the Lender or agreed with the Borrower: /.

7.2.3	The borrower pays independently, that is, after the lender issues the loan funds to the borrower’s account according to the borrower’s withdrawal application, the borrower independently pays the loan to the borrower’s counterparty for the purpose agreed in the contract. Except in the circumstances stipulated in the preceding paragraph shall be entrusted by the lender, the other payment methods of the loan funds shall be paid by the borrower.

7.2.4	Change of payment method. After submitting the application for withdrawal, if the borrower’s external payment and credit rating change, and the conditions of the loan funds meet Item (2) of paragraph 2 of this Article, the payment method of the loan funds shall be changed. If the amount of external payment, payment object and purpose of the loan change under the payment method or entrusted payment method change, the borrower shall provide the lender with a written explanation for the change application and resubmit the application for withdrawal and the relevant transaction materials proving the purpose of the funds.

7.3	Specific requirements for the entrusted payment of the loan funds

7.3.1	Payment entrustment. Meet the lender of the entrusted payment conditions, the borrower in the withdrawal application should have clear payment entrusted, namely the authorization and entrust the lender in the loan funds into the designated borrower account, directly pay the loan funds directly to the borrower specified counterparties account, and shall provide the name of the counterparty, counterparty account, payment amount and other necessary payment information.\

7.3.2	Supply of transaction information. If the borrower meets the entrusted payment conditions of the lender, the borrower shall provide the lender with the information of the loan account, the counterparty account and the supporting materials proving that the withdrawal conforms to the purpose of the loan agreed upon in the loan contract. The Borrower shall guarantee that all information provided to the Lender is true, complete and valid. If the Lender’s entrusted payment obligation fails to be completed in time due to the untrue, inaccurate and incomplete transaction information provided by the Borrower, the Lender shall not assume any responsibility, and the repayment obligations already incurred by the Borrower under this Contract shall not be affected.

7.3.3	Performance of the entrusted payment obligations of the lender

7.3.3.1	If the payment is entrusted by the lender, the borrower shall submit the payment entrustment and relevant transaction materials, and the lender shall pay the loan funds to the borrower through the borrower’s account through the borrower’s account.

7.3.3.2	The lender found that the borrower and other relevant transaction materials is not in conformity with this contract or other defects, has the right to ask the borrower to supplement, replace, explain or resubmit the relevant materials, before the borrower submit the lender think qualified relevant transaction materials, the lender has the right to refuse the payment and payment.

7.3.3.3	In the event of the counterparty account causes the lender to timely pay the borrowed funds to the counterparty according to the payment entrusted by the borrower, the Lender shall not bear any liability and the repayment obligations of the Borrower under this Contract shall not be affected. The Borrower hereby authorizes the Lender to freeze the amount returned by the counterparty account bank. In this case, the Borrower shall resubmit the relevant transaction materials such as the payment entrustment and the use certificate materials.(4) The borrower shall not avoid the entrusted payment by the lender by breaking it up into pieces.

7.4	After the issuance of the loan funds, the borrower shall, according to the requirements of the lender, timely provide the use records and materials of the loan funds. The aforementioned materials that shall be provided include but are not limited to ______/__.

7.5	In any of the following circumstances, the lender shall have the right to redefine the issuance and payment conditions of the loan or stop the issuance and payment of the loan funds:

(1)	the borrower violates the provisions of this contract and avoids the entrusted payment of the lender by breaking up the parts;

(2)	the borrower’s credit status decreases or the profitability of the main business is not strong;

(3)	the use of the loan funds is abnormal;

(4)	the borrower fails to timely provide the records and materials of the use of the loan funds as required by the lender;

(5)	the borrower pays the loan funds in violation of this Treaty.

8.	Repayment

8.1	The Borrower appoints the following account as a fund withdrawal account, and the Borrower shall be returned into the account. The Borrower shall timely provide the inflow and exit of funds in the account. The lender has the right to require the borrower to explain the large amount and abnormal inflow and outflow of funds in the fund withdrawal account and to supervise the account.

Account name: Beijing Haoxi Digital Technology Co., LTD

Account number: [*]

8.2	Unless otherwise agreed by both parties, the Borrower shall repay the loan hereunder according to the following repayment plan in as specified in (2):

(1)	The entire loan under the contract shall be repaid on the expiration date of the loan term.

(2)	Return the loan hereunder according to the following repayment plan:

Repayment time	Repayment amount
December 28,2023	RMB one hundred thousand yuan only
June 28,2024	RMB one hundred thousand yuan only
December 28,2024	RMB one hundred thousand yuan only
June 28,2025	Total amount of the remaining principal and interest under the contract

(3)	Other repayment plans:

If the borrower needs to change the above repayment plan, it shall apply to the lender 5 working days after the corresponding loan is due, and the change of the repayment plan shall be confirmed by the joint agreement of both parties.

8.3	Unless otherwise agreed by the parties, the lender has the right to decide the order of the repayment of the principal and interest of the principal and the realization of the realization of the right of realizing the principal; in the case of installment repayment, in the case, the lender has the right to determine the order of the repayment; if there are multiple due loan contracts between the borrower and the lender, the lender shall decide the order of the contract for each repayment performed by the borrower.

8.4	Unless otherwise agreed by both parties, the borrower may repay the loan in advance, but the bank shall notify the lender in writing one working day in advance. The amount of prepayment is first used to repay the last loan due, repayment in reverse order. For the application of single compound interest combination interest, if involving repayment in advance or part of repayment in advance, the interest corresponding to the principal of repayment in advance should be settled in a lump sum.

8.5	The borrower shall repay the money in the following (1st) way.

(1)	The borrower shall not deposit the full amount of funds in the following repayment account one working day, and the lender has the right to voluntarily deduct the money from the account on the maturity date of each principal and interest.

Repayment account name: Beijing Haoxi Digital Technology Co., LTD.

Account number: [*].

(2)	Other repayment methods agreed upon by both parties:___/___.

9.	Guarantee

9.1	The guarantee method for the debt under this Contract is: Beijing Capital Financing Guarantee Co., Ltd. shall provide the joint and several liability guarantee, and sign the corresponding guarantee contract.

9.2	If an event occurs to the Borrower or the Guarantor which, in the opinion of the Lender, may affect its ability to perform, or if the Guarantee Contract becomes null and void, is revoked or discharged, or if the Borrower or the Guarantor deteriorates in its financial condition or is involved in a major litigation or arbitration case, or if the Borrower . . the Guarantor’s account is seized, or for other reasons that may affect its ability to perform, or the Guarantor defaults under the Guarantee Contract or other contracts with the Lender, or the value of the Guarantee is weakened or lost due to the depreciation, destruction, loss, or seizure of the Guaranteed Property, the Lender shall be entitled to demand, and the Borrower shall be obliged to provide, a new Guarantee, a change of Guarantor, etc., in order to guarantee the obligations under this Contract.

10.	Issuing of invoice

10.1	The borrower may apply to the Lender for issuing VAT invoice (VAT ordinary invoice) after the lender confirms receipt of the amount, and the lender shall issue VAT invoice to the Borrower after receiving the application for issuing VAT invoice from the borrower.

10.2	The borrower can go to the corresponding business handling agency or the lender pointed out by the other organization please issue VAT invoice.

10.3	The borrower shall confirm that the payer, the contract signer and the purchaser listed in the tax increase tax are the same tax payer. If the inconsistency, resulting in the borrower can not enter the account or can not avoid the tax deduction according to the law, the relevant loss towel borrower to bear.

10.4	If the borrower loses the invoice after obtaining the invoice, the lender does not need to issue the invoice of tax to the borrower.

10.5	If the lender provides a discount to Party A after negotiation, the amount of the tax increase shall be subject to the price after the discount.

10.6	If the lender provides free services to the borrower, the lender will not provide the tax increase invoice.

10.7	If the lender issues a tax increase invoice to the borrower, the borrower shall check the invoice information in time. If the invoice information is not wrong, the borrower shall timely apply to the lender for reissuing the VAT invoice.

11	Representations and warranties

11.1	The Borrower commits as follows:

11.1.1	The borrower is registered and legally existing according to law, and has the full civil rights and capacity required for the signing and performance of this Contract;

11.1.2	The signing and performance of this Contract is based on the true intention of the Borrower, and has obtained legal and effective authorization in accordance with the articles of association or other internal management documents, and will not violate any agreement, contract and other legal documents binding on the Borrower; The Borrower has or will obtain all relevant approvals, permits, filing or registration required for the signing and performance of this Contract;

11.1.3	Borrower under this contract to the lender including laws, regulations, regulations or the lender request to submit the business documents, all documents, financial statements, vouchers and the borrower to handle business guarantee loan business documents filled in the information and other information and data are true, complete, accurate and effective;

11.1.4	The transaction background of the borrower’s application for the narrative business of the lender is true and legal, does not involve money laundering, terrorist financing, proliferation financing of weapons of mass destruction, tax evasion, fraud and other illegal purposes, and does not violate the United Nations, China and other applicable sanctions;

11.1.5	The Borrower does not conceal from the Lender events that may affect the financial position and performance capacity of it and the Guarantor;

11.1.6	Borrowers and loan projects meet the national environmental protection standards, and the enterprises and projects with prominent energy consumption and pollution problems and ineffective rectification shall have no energy consumption and pollution risks;

11.1.7	The purpose of borrowing and the source of repayment are true and legal;

11.1.8	Borrower signed format and content for this contract attachment 2_ of the Beijing business guarantee loan small micro enterprise borrowers apply for fiscal interest of a power of attorney and entrust the lender to apply for fiscal interest, and the lender after the fiscal interest, political interest as part of the lender under this contract interest receivable to the lender all the borrower true, voluntary, certain and unconditional meaning;

11.1.9	The Borrower knows, understands, and agrees that, If the application for financial discount interest of the start-up guarantee loan under this Contract (whether applied by the borrower himself or its entrusted creditor) is not approved for any reason, Or if the applicable laws, regulations and regulations are updated after the contract comes into effect and the financial discount policy of start-up guarantee loan is abolished or the competent authority of financial discount policy of start-up guarantee loan terminate the financial interest discount policy of start-up guarantee loan, The debtor shall still be obliged to pay to the creditor all the interest on the loan, including the unpaid interest on the loan payable and the corresponding compound interest and penalty interest.

11.1.10	Others:________.

11.2	The Borrower commits as follows:

11.2.1	As required by the Lender, regularly or timely submit the total financial statements (including but not limited to the annual, quarterly and monthly statements) and other relevant materials to the Lender: The Borrower shall ensure that the requirements of the following financial indicators are continuously met:______.

11.2.2	If the Borrower has agreed to enter into a countersecurity agreement or similar agreement with the Contract guarantor, this Agreement will not prejudice any rights of the Lender under this Contract; Accept the credit inspection and supervision of the lender, and give sufficient assistance and cooperation;

11.2.3	According to the requirements of the lender, regularly summarize and report the payment and use of the loan funds, and the specific summary and report time is:_____.

11.2.4	In the event of merger, division, capital reduction, equity transfer, foreign investment, substantial increase in debt financing, transfer of material assets and creditor’s rights, and other matters that may adversely affect the solvency of the borrower, the written consent of the lender shall be obtained in advance;

The Borrower shall promptly notify the Lender of any of the following circumstances:

(A)	Change of the articles of association, business scope, registered capital and legal representative of the borrower or the guarantor company;

(B)	Change any form of joint venture, joint venture with foreign investors, cooperation, contracted operation, restructuring, restructuring, planned listing and other modes of operation;

(C)	Involve in a major litigation or arbitration case, or the property or security is seized, seized or supervised, or set up new security on the security;

(D)	Closing, dissolution, liquidation, suspension of business for rectification, cancellation, revocation of business license, (being) application for bankruptcy, etc.;

(E)	Shareholders, directors and current senior management personnel are suspected of major cases or economic disputes;

(F)	The borrower defaults under other contracts;

(G)	Current operating difficulties and financial situation deterioration;

11.2.5	The order of repayment of the borrower’s debts to the lender takes precedence over the borrowing of the borrower’s shareholders, and is no less than the similar debts of other creditors;

11.2.6	Before the completion of the loan principal and interest and related expenses under the Contract, the borrower shall not distribute dividends and dividends to the shareholders in any form;

11.2.7	The borrower does not dispose of its own assets in a way that reduces its solvency. And undertakes that the total amount of its external guarantee shall not be higher than the 0.5 times of its own net assets, and the total amount of its external guarantee and the amount of a single guarantee shall not exceed the limit stipulated in its articles of association;

11.2.8	And the borrower shall not transfer the loan funds hereunder to the account with the same name and related party except for the purpose or with the consent of the lender. For the transfer of the borrower’s account with the same name or the transfer of the related party, the borrower shall provide corresponding supporting materials;

11.2.9	The Borrower does not cooperate, promise or allow the borrower in any form (the full name of the guarantee institution) to guarantee the borrower to intercept or apply the funds borrowed from the lender by the borrower;

11.2.10	In the future process of cooperation with the lender, the borrower will not use Beijing Capital Financing Guarantee Co., Ltd. (the full name of the guarantee institution), which will cooperate, promise or allow it to bear the guarantee liability for the borrower, to intercept or apply the funds borrowed by the borrower from the lender;

11.2.11	The lender has the right to call back the loan early depending on the return of the borrower’s funds.

11.2.12	The Borrower shall submit its environmental and social risk report to the Lender. The Borrower represents and warrants that it will strengthen its environmental and social risk management and undertakes to be supervised by the Lender. Any breach of the foregoing by the Borrower shall constitute or be deemed to be an Event of Default under this Agreement, and the Lender may apply remedies for such breach in accordance with this Agreement.

11.2.13	Cooperate with lenders in their due diligence efforts, cooperate in providing and updating information about the institution and its beneficial owners, and provide the most information about the back of the transaction.

11.2.14	Other Matters Undertaken by the Borrower.

12.	Disclosure of connected transactions within the borrower’s group. The parties agree that the following clause 12.1 shall apply:

12.1	The Borrower is not a group customer as determined by the Lender in accordance with the “Guidelines for Risk Management of Commercial Banks’ Group Customer Credit Business” (the “Guidelines”).

12.2	The Borrower is a group customer as determined by the Lender in accordance with the “Guidelines on Risk Management of Commercial Banks’ Group Customer Credit Business” (the “Guidelines”). The Borrower shall report to the Lender in a timely manner on connected transactions of more than 10% of its net assets, including the connected relationship of the parties to the transactions, the items and nature of the transactions, the amount or corresponding percentage of the transactions, and the pricing policy (including transactions with no amount or only a nominal amount).

If the borrower has any of the following circumstances, the lender has the right to unilaterally decide to stop payment of the loan not yet used by the borrower and to recover part or all of the loan principal and interest in advance: use of false contracts with related parties, discounting or pledging to the bank of bills receivable, accounts receivable and other claims without actual trade background, to obtain funds or credit from the bank; major mergers, acquisitions and reorganizations, which, according to the lender, may affect the security of the loan; through the related parties; the loan security; and the loan security through the related parties; the loan security through the related parties; the loan security through the related parties. loan security; intentionally evading bank claims through connected transactions; and other circumstances stipulated in Article 18 of the Guidelines.

13.	Event of default and handling

The following shall constitute or be deemed to be an event of default of the Borrower hereunder:

13.1	The Borrower fails to perform its obligations of payment and repayment to the Lender as agreed herein;

13.2	The Borrower fails to use the loan funds or use the obtained funds for the purposes agreed herein; or the Borrower uses the loan funds for loan transfer or purchase other financial products for arbitrage; or the Borrower illegally increases the hidden debts of the local government;

13.3	The statement made by the Borrower in this Contract is untrue or violates its commitments made in this Contract;

13.4	In the event of Item (4) of Article 11, paragraph 2 of this Contract, the lender considers that it may affect the financial position and performance ability of the borrower or the guarantor, and the borrower fails to provide a new guarantee or replace the guarantor in accordance with the provisions of this Contract:

13.5	The borrower’s credit status declines, or the borrower’s profitability, solvency, operating capacity and cash flow deteriorate, breaking the index constraints agreed herein or other financial agreements;

13.6	The borrower defaults under other contracts with the Lender or other institutions of Bank of China Limited;

13.7	The guarantor breaches the provisions of the guarantee contract or has an event of default under other contracts with the Lender or other institutions of Bank of China Limited;

13.8	The borrower terminates business or has dissolution, cancellation or bankruptcy;

13.9	The borrower is involved in or may be involved in major economic disputes, litigation, arbitration, or its assets are sealed up, detained or induced for execution, or is investigated by judicial organs or tax authorities, industry and commerce or takes punishment measures according to law, which has or may affect the performance of its obligations under this Contract:

13.10	Abnormal changes, disappearance or disappearance of the main investors or being investigated by judicial authorities or personal freedom of medical system has or may affect the performance of its obligations under this Contract:

13.11	When the Lender reviews the financial position and performance ability of the Borrower each year (i. e., each full year from the effective date of this Contract), it finds anything that may affect the financial position and performance ability of the Borrower or the guarantor:

13.12	If there is a large amount or abnormal capital inflow and outflow in the designated capital withdrawal account, and the borrower fails to provide the explanatory materials approved by the lender:

13.13	Energy saving engineering construction lag, energy saving technology and equipment appear serious defects, the main facilities or equipment stop production cause energy load sharply, actual energy saving significantly lower than forecast, energy saving income cannot timely return specified account, borrowers participate in folk lending, without the consent of the lender guarantee or borrow new debt, the main financial indicators serious deterioration.

13.14	The borrower refuses to cooperate with the Lender in due diligence, the borrower or its transactions / counterparties suspected of money laundering, fear of financing, nuclear weapons proliferation, violation of applicable sanctions, other violations, or the borrower or the guarantor of the United Nations, China and other applicable sanctions lists or scope;

13.15	The borrower obtains the qualification for start-up guarantee loan for small and micro enterprises with false application documents, materials or information, or is cancelled or revoked the qualification for start-up guarantee loan by The State Council and / or the competent department of small and micro enterprise guarantee loan for small and micro enterprises;

13.16	The borrower violates items 9 and 10 of Paragraph 2 of Article 11;

13.17	The borrower violates other provisions on the rights and obligations of the parties herein.

In the event of the event of default specified in the preceding paragraph, the lender shall have the right to take the following measures separately or at the same time according to the specific circumstances:

1. Request the borrower and the guarantor to correct the default within a time limit;

2. Fully and partially reduce, suspend, cancel or terminate the credit line to the borrower:

3. Whole and partial suspension or termination of the application of the borrower’s withdrawal under other contracts between this Contract and the Borrower and the Lender: for the loans that have not been issued, all, partial suspension or cancellation, termination, payment, payment and handling;

4. Announce that the whole or part of the principal and interest and other payables under this Contract and other contracts between the Borrower and the Lender are immediately due;

5. Terminate or rescind this Contract in all or partially between the borrower and the Lender:

6. Request the borrower to compensate for the losses caused to the lender due to its default, including but not limited to the loss of legal costs, attorney fees, notary fees, execution fees and other related expenses caused by the right of the realization of the creditor’s rights;

7. The amount opened by the borrower in the account of the lender and other institutions of Bank of China Limited shall be deducted to pay back all or part of the debts incurred by the borrower to the Lender under this Contract. The outstanding amounts in the account are deemed to be due in advance. If the currency of the account is different from the currency of the lender’s business, it shall be converted into the foreign exchange rate applicable to the lender at the time of deduction;

9. The guarantor is required to assume the guarantee liability;

10. If the borrower violates items 9 and 10 of Paragraph 2 of Article 11, the lender shall have the right to:

(1) Announce the borrower root wood to meet about t

(2) The cooperation of the recipient II,

(3) The borrower is required to clear the full amount in advance, whether to 1 (the full name of the guarantee institution), and the proportion of the borrowed funds in all the borrowed funds:

11. the lender thinks necessary and possible

14.	the rights are reserved

Failure of a party to exercise part or all of the rights under this Contract, or to require the other party to perform or assume part or all of the obligations or liabilities, shall not constitute a waiver of such rights or exemption of such obligations or obligations.

Any tolerance, extension or delay of the exercise of the rights under this Contract by one party to the other party shall not affect its roots, and any right enjoyed by the same party and the laws and regulations shall not be deemed as a waiver of such right.

15.	Modification, modification and termination

This contract may be modified or modified in writing upon the mutual agreement of both parties. Any change or modification shall constitute an integral part of this Contract.

Unless otherwise provided for by laws and regulations or otherwise agreed upon by the parties, this Contract shall not be terminated before the performance of all the rights and obligations thereunder are completed.

Unless otherwise provided by laws and regulations or agreed by the parties, the invalidity of any provision of this Contract shall not affect the legal effect of other provisions.

16.	Law application and dispute resolution

This Contract shall be governed by the laws of the People’s Republic of China for the purposes of this Contract, and the laws of the People’s Republic of China shall exclude the laws of the Hong Kong Special Administrative Region of China, the Macao Special Administrative Region of China and the Taiwan Region of China.

After this Contract comes into force, all disputes arising from the conclusion and performance of this Contract or in connection with this Contract shall be settled by both parties through negotiation. If the negotiation fails, either party may solve the problem in the following (2nd) ways:

(1) arbitration

□	China International Economic and Trade Arbitration Commission

□	Beijing Arbitration Commission (Beijing International Arbitration Center)

□	________arbitration commission

Arbitration shall be conducted at _/_ (the place of arbitration) in accordance with the arbitration rules valid at the time when the arbitration application is submitted. The arbitral award shall be final and binding on all of the parties.

(2) lawsuit. The parties may choose the Chinese court to settle the problem through litigation.

■	Bring a lawsuit against the lender or the people’s court at the domicile of other Bank of China that exercises its rights and obligations in accordance with this contract or single agreement.

□	To the International Commercial Court of the Supreme People’s Court (international commercial disputes with the target amount of more than 300 million yuan).

□	Bring a suit with the people’s court with jurisdiction according to law.

During the dispute settlement period, if the dispute does not affect the performance of any other provisions of this Contract, such other provisions shall continue to be performed.

17.	Attachment

The following annexes and other annexes jointly confirmed by both parties shall constitute an integral part of this Contract and shall have the same legal effect as this Contract.

1. Application for withdrawal:

2. Notification Letter of Annual Interest Rate of Loan;

3. Power of Attorney for Small and Micro Enterprise borrowers of Beijing Entrepreneurship Guarantee Loan Application for Financial Discount Interest.

18.	Other provisions

18.1	Without the written consent of the lender, the borrower shall not assign any rights and obligations hereunder to a third party.

18.2	If the Lender needs to entrust other institutions of Bank of China Limited to perform the rights and obligations hereunder due to business needs, or assign the loan business under this Contract to other institutions of Bank of China Corporation Limited to undertake and manage, the Borrower recognizes this. Lender authorized by the bank of China co., LTD., other institutions, or undertake borrowing business under the contract of the bank of China co., LTD., other institutions shall have the right to exercise all rights under this contract, has the right to dispute under the contract in the name of the court, submitted to the arbitration institution or apply for enforcement.

18.3	This Contract shall be legally binding on both parties and their respective successors and assigns.

18.4	Unless otherwise agreed, both parties shall specify the domicile place specified in this contract as the communication and contact address, and the valid service address confirmed by both parties. The scope of application includes the delivery of various notices, contract and other documents during the performance of the contract, the service of relevant documents and legal documents in case of disputes over the Contract, and the service of first instance, second instance, retrial and execution procedures after the dispute goes into arbitration and civil proceedings.

If there is any change in the above address, the changing party shall inform the other party of the changed address in writing 5 working days in advance. In arbitration and civil proceedings, either party shall change its address and perform the obligation of serving the change of address to the arbitration institution or the court. If either party fails to perform the notice obligation in the foregoing manner, the service address confirmed herein shall still be regarded as the valid service address.

If the legal document is not actually received by one party due to the inaccurate delivery address of the service address and the change of the date of return, the date of return of the service shall be regarded as the date of service, the date shall be regarded as the date of service.

18.5	The transactions hereunder shall be conducted on the basis of their respective independent interests. If, according to the relevant laws, regulations and regulatory requirements, the other parties to the transaction constitute related parties or related persons of the lender, each party shall not seek to use such related relationship to affect the fairness of the transaction.

18.6	The title and business name in this Contract shall be used only for the convenience of the reference, and shall not be used to interpret the contents of the terms and the rights and obligations of the parties.

18.7	The Lender has the right to provide the information related to this Contract and other relevant information of the borrower to the basic financial credit information database and other credit information databases established according to the financial credit information database for institutions or individuals with appropriate qualifications to inquire and use according to law. The Lender shall also have the right to inquire the relevant information of the borrower through the basic database of financial credit information and other legally established credit information database for the purpose of the conclusion and performance of this Contract.

18.8	In case of statutory holidays, the withdrawal date and repayment date, it will be postponed to the first working day after the holidays.

18.9	If the lender is unable to conduct the agreement or perform in accordance with the agreement due to the changes in laws, regulations, regulatory provisions or the requirements of the regulatory authorities, the lender shall have the right to terminate or change the performance in accordance with the changes in laws, regulations, regulatory provisions or required by the regulatory authorities Agreement and its individual agreements thereunder. If the termination or change of this Agreement due to such reason makes the Lender unable to perform or cannot perform according to this Agreement, the Lender shall be exempted from liability.

18.10	The borrower may have checked the contact telephone number of the lender listed in this contract to consult and complain about the business and charges hereunder this contract.

19	Effectiveness

This contract shall come into force upon being signed and sealed by the legal representatives (responsible person) or the authorized signatories of both parties.

Borrower: Beijing Haoxi Digital Technology Co., LTD.

Authorized representative: Xu Lei

June 16, 2022

(Affix with corporate seal)

Lender: Bank of China, Beijing Business District Sub-branch

Authorized representative:

June 16, 2022

(Affix with corporate seal)

Attachment 1 Notification Letter of Annual Interest Rate of Loan

#23150850101

To: Beijing Haoxi Digital Technology Co., Ltd. (borrower)

1. Our bank has signed the Working Capital Loan Contract no. 22120250101 with your company. Under the aforementioned contract, as the lender, the loan interest rate provided by our bank to your company consists of the interest rate of 2.15% payable by the borrower and the fiscal discount interest rate under the relevant policies of 2%, and the total annual interest rate of the loan is 4.15%. This annualized interest rate (single interest) includes:

(1) The interest on the loan calculated according to the loan interest rate stipulated in paragraph 1 of Article 4 of the aforementioned contract;

2. As an annex to the aforementioned contract, this notification letter constitutes an integral part thereof and has the same law as the aforementioned contract The aforementioned provisions shall apply to the provisions of the aforementioned contract.

Lender: Bank of China, Beijing Business District Sub-branch

Authorized representative:

June 16, 2022

(Affix with corporate seal)

Attachment 2: Power of Attorney for Small and Micro Enterprise borrowers of Beijing Entrepreneurship Guarantee Loan Application for Financial Discount Interest.

Bank of China Limited Beijing Business District Sub-branch:

We hereby entrust your bank to apply to the financial department on behalf of our organization for the financial subsidy funds for the entrepreneurial guaranteed loan of this loan contract, and hereby entrust the following information related to our organization and this entrepreneurial guaranteed loan.

Company Name: Beijing Haoxi Digital Technology Co., Ltd.

Corporate ID: [*]

Qualification certified by: Chaoyang District Human Resources and Social Security Bureau

Beijing Entrepreneurial Guarantee Loan for Small and Micro Enterprises Borrower Qualification Recognition Application Form Number: [*]

Authorized Representative: Xu Lei

Gender: Male

Tel: [*]

ID: [*]

Loan Contract No.: 23150850101

Loan Amount: RMB2,000,000.00

Loan Term: June 28, 2023 to June 28, 2025

Our company undertakes that it has truthfully filled in the contents of this form and provided materials as required, and bears the corresponding legal responsibility. I (unit) know that the cumulative entrepreneurial guaranteed loans (including micro-guaranteed loans) and subsidized interest shall not exceed 3 times.

Authorized representative: Xu Lei

June 16, 2022

(Affix with corporate seal)

Bank representative:

Authorized representative:

June 16, 2022

(Affix with corporate seal)

Note:

1.	All blanks shall be filled.

2.	Other than signatures, no blanks shall be filled by hand.

3.	This form is in duplicate, the company and bank shall each keep one copy.